Exhibit 10.23
AMENDMENT NO. 1 TO
ROCKWELL MEDICAL TECHNOLOGIES, INC.
2007 LONG TERM INCENTIVE PLAN
          This Amendment No. 1 to the Rockwell Medical Technologies, Inc. 2007 Long Term Incentive Plan (the “Plan”) is made this 29th day of May, 2008 pursuant to Section 10.6 of the Plan following approval by the Board of Directors and shareholders of Rockwell Medical Technologies, Inc.
     Section 1.7(a) is amended and restated in its entirety to read as follows:
(a) The Corporation has reserved 1,750,000 shares of the Corporation’s Common Stock for issuance pursuant to stock-based Awards, including without limitation, Incentive Stock Options. All amounts in this Section 1.7 shall be adjusted, as applicable, in accordance with Article IX.
          IN WITNESS WHEREOF, Rockwell Medical Technologies, Inc. has caused this Amendment No. 1 to be executed as of the day and year first above written.
ROCKWELL MEDICAL TECHNOLOGIES, INC.
/s/ Robert L. Chioini
Robert L. Chioini
President and Chief Executive Officer

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